SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2.

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Oaktree Capital Group, LLC
(Name of Issuer)

Class A units, no par value per share
(Title of Class of Securities)

674001201
(CUSIP Number)

                              April 12, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

Page 1 of 17 Pages

CUSIP No. 674001201                                                                Page 2 of 17 Pages

1)	NAME OF REPORTING PERSONS Scoggin Capital Management II LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 792,520
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 792,520
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 792,520
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12)	TYPE OF REPORTING PERSON PN

CUSIP No. 674001201                                                                Page 3 of 17 Pages

1)	NAME OF REPORTING PERSONS Scoggin International Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 1,145,680
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 1,145,680
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,145,680
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12)	TYPE OF REPORTING PERSON CO

CUSIP No. 674001201                                                                Page 4 of 17 Pages

1)	NAME OF REPORTING PERSONS Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 1,938,200
		6)	SHARED VOTING POWER 60,800
		7)	SOLE DISPOSITIVE POWER 1,938,200
		8)	SHARED DISPOSITIVE POWER 60,800
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,999,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12)	TYPE OF REPORTING PERSON OO

CUSIP No. 674001201                                                                Page 5 of 17 Pages

1)	NAME OF REPORTING PERSONS Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 60,800
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 60,800
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,800
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12)	TYPE OF REPORTING PERSON CO

CUSIP No. 674001201                                                                Page 6 of 17 Pages

1)	NAME OF REPORTING PERSONS Old Bell Associates LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 60,800
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 60,800
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,800
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12)	TYPE OF REPORTING PERSON OO

CUSIP No. 674001201                                                                Page 7 of 17 Pages

1)	NAME OF REPORTING PERSONS A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 60,800
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 60,800
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,800
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12)	TYPE OF REPORTING PERSON IN

CUSIP No. 674001201                                                                Page 8 of 17 Pages

1)	NAME OF REPORTING PERSONS Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 1,999,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 1,999,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,999,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12)	TYPE OF REPORTING PERSON IN

CUSIP No. 674001201                                                                Page 9 of 17 Pages

1)	NAME OF REPORTING PERSONS Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)☐ (b)☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 1,999,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 1,999,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,999,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).	Name of Issuer:

Oaktree Capital Group, LLC

Item 1(b).	Address of Issuer’s Principal Executive Offices:

333 South Grand Avenue, 28th Floor
Los Angeles, California 90071

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin LLC
(iv)	Scoggin Worldwide Fund, Ltd.
(v)	Old Bell Associates LLC
(vi)	A. Dev Chodry
(vii)	Craig Effron
(viii)	Curtis Schenker

(collectively, the “Reporting Persons” and each a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin Worldwide Fund, Ltd. and Scoggin International Fund, Ltd. has a business address at c/o Mourant Cayman Nominees, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.

Each of the Reporting Persons, other than Scoggin Worldwide Fund, Ltd. and Scoggin International Fund, Ltd., has a business address at 660 Madison Avenue, New York, New York 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC Delaware

(ii)	Scoggin International Fund, Ltd. Cayman Islands

(iii)	Scoggin LLC New York

(iv)	Scoggin Worldwide Fund, Ltd. Cayman Islands

(v)	Old Bell Associates LLC New York

(vi)	A. Dev Chodry USA

(vii)	Craig Effron USA

(viii)	Curtis Schenker USA

Item 2(d).	Title of Class of Securities:

Class A units

Item 2(e).	CUSIP Number:

674001201

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)           Scoggin Capital Management II LLC1

(a)	Amount beneficially owned: 792,520

(b)	Percent of class: 2.6%2

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 792,520

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 792,520

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)           Scoggin International Fund, Ltd.3

(a)	Amount beneficially owned: 1,145,680

(b)	Percent of class: 3.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 1,145,680

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 1,145,680

(iv)	Shared power to dispose or to direct the disposition of: 0

______________________________________________

1	The investment manager of Scoggin Capital Management II LLC is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

2	Percentages are based on 30,579,510 of Class A units outstanding (as set forth in the Issuer’s Final Prospectus, as filed with the Securities and Exchange Commission on April 12, 2012).

3	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(iii)           Scoggin LLC4

(a)	Amount beneficially owned: 1,999,000

(b)	Percent of class: 6.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 1,938,200

(ii)	Shared power to vote or to direct the vote: 60,800

(iii)	Sole power to dispose or to direct the disposition of: 1,938,200

(iv)	Shared power to dispose or to direct the disposition of: 60,800

(iv)           Scoggin Worldwide Fund, Ltd.5

(a)	Amount beneficially owned: 60,800

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 60,800

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 60,800

(iv)	Shared power to dispose or to direct the disposition of: 0

____________________________________________

4
Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

5
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP.  The general partner of Old Bellows Partners LP is Old Bell Associates LLC.  A. Dev Chodry is a principal of Old Bellows Partners LP.  Scoggin LLC is a principal of Old Bellows Partners LP and serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd.  Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(v)           Old Bell Associates LLC6

(a)	Amount beneficially owned: 60,800

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 60,800

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 60,800

(vi)           A. Dev Chodry

(a)	Amount beneficially owned: 60,800

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 60,800

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 60,800

 (vii)           Craig Effron

(a)	Amount beneficially owned: 1,999,000

(b)	Percent of class: 6.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,999,000

(iii)	Sole power to dispose or to direct the disposition of: 0

_____________________________________

6	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.

(iv)	Shared power to dispose or to direct the disposition of: 1,999,000

(viii)           Curtis Schenker

(a)	Amount beneficially owned: 1,999,000

(b)	Percent of class: 6.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,999,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,999,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of May 3, 2012	Scoggin Capital Management II LLC
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin International Fund, Ltd.
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin LLC
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of May 3, 2012	Old Bell Associates LLC
By: /s/ A. Dev Chodry Title: Manager

Dated as of May 3, 2012	/s/ A. Dev Chodry A. Dev Chodry

Dated as of May 3, 2012	/s/ Craig Effron Craig Effron

Dated as of May 3, 2012	/s/ Curtis Schenker Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of May 3, 2012	Scoggin Capital Management II LLC
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin International Fund, Ltd.
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin LLC
By: /s/ Craig Effron Title: Member

Dated as of May 3, 2012	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of May 3, 2012	Old Bell Associates LLC
By: /s/ A. Dev Chodry Title: Manager

Dated as of May 3, 2012	/s/ A. Dev Chodry A. Dev Chodry

Dated as of May 3, 2012	/s/ Craig Effron Craig Effron

Dated as of May 3, 2012	/s/ Curtis Schenker Curtis Schenker